Exhibit 15.2

November 8, 2006

Mr. Seth Horn
Corporate Controller
CardioVascular BioTherapeutics, Inc.
1635 Village Center Circle, Suite 250
Las Vegas, Nevada  89134

Dear Seth,

You asked me to clarify our firm’s position on two items:

1.
That the FIN 46R Step 2 positive conclusion that Phage might meet the definition of a VIE does not mean that FIN 46R applies.  Step 3 shows that CVBT is not the primary beneficiary of Phage, so FIN 46R does not apply in any event.

II.	Weighting of the factors under the ARB 51 Analysis:

For common control & consolidation:
1.	b.	common officers	5%
	c.	Controlling Stockholders Agreement
		(light because it isn’t binding)	5%
2.	CVBT as sole supplier		1%
3.	CVBT lease guarantees		5%
4.	common ownership of patents		2%

Against common control & consolidation
1.	a.	common ownership insufficient	41%
unlisted lack of Phage dependence on CVBT money			41%

In our opinion, the lack of ownership and dependence on CVBT financing wholly prevents the consolidation requirement.

Sincerely,

John C. Malone, CPA